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Visualant Appoints Richard Mander

 VP of Product Management and Technology

SEATTLE, June 26, 2012 -- Visualant, Inc. (OTCBB: VSUL) announced today the appointment of Richard Mander as Vice President of Product Management and Technology. Visualant, headquartered in Seattle, develops industry-leading color-based identification and diagnostic solutions, and security and authentication systems, which rely on its unique proprietary Spectral Pattern Matching (“SPM”) technology.

Mander will focus on optimizing Visualant technologies for three primary industries: homeland security, medical and cosmetic, and consumer goods. By using Visualant’s color-based identification and diagnostic solutions, companies operating in these industries can use a wide spectrum of colors to enhance or authenticate consumer products, verify documents or debunk counterfeits.

Mander served most recently as Vice President of Product Management at Contour, the Seattle-based manufacturer of sports video cameras. Mander, who has a Ph.D. from Stanford, has vast experience as a technology company senior executive bringing technology into the marketplace.

Mander was also instrumental in his Product Management and Operations Engineering roles at Contour, 7th fastest growing company in the US, where he led the development of innovative rugged cameras incorporating GPS and Bluetooth technologies.

Mr. Mander maintained a long-term Engineering Manager role at Apple and is known as an inspiring leader with a track record of developing innovative and high quality consumer electronic products. His previous roles include CEO of HumanWare, CTO at Navman, and leading roles in several startups.

Ron Erickson, Visualant Founder and CEO stated, “We are thrilled to have Richard Mander join the Visualant team as we move our Spectral Pattern Technology into the marketplace. He is adept at managing the diverse aspects of productizing technology and will work well with our senior scientists and our new partners at Sumitomo Precision Products. We wholeheartedly welcome Richard to Visualant.”

“Timing is everything in life, and I am very pleased to join Visualant at this strategic moment in the company’s ascent,” said Mander, “Spectral Pattern Technology is the foundation for a broad array of applications. I look forward to working with the scientific team and Sumitomo Precision Products as we bring SPM into the marketplace.”

About Visualant, Inc.

Visualant, Inc. (OTCBB:VSUL and www.visualant.net) develops low-cost, high speed, light-based security and quality control solutions for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications. Our patented and patent-pending technology uses controlled illumination with specific bands of light, to establish a unique spectral signature for both individual and classes of items. When matched against existing databases, these spectral signatures allow precise identification and authentication of any item or substance. This breakthrough optical sensing and data capture technology is called Spectral Pattern Matching (“SPM”). Visualant has a Joint Development Agreement with Sumitomo Precision Products for the development of products using the SPM technology. Additional information on SPP is available at http://www.spp.co.jp/English/index2-e.html.